UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2011

Motricity, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34781	20-1059798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

601 108th Avenue Northeast

Suite 800

Bellevue, WA 98004

(Address of Principal Executive Offices, including Zip Code)

(425) 957-6200

(Registrant’s Telephone Number, including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2011, the Compensation Committee of the Company’s Board of Directors amended and restated the Company’s 2011 Corporate Incentive Plan (as amended and restated, the “2011 CIP”). The 2011 CIP is intended to aid in the retention of highly qualified employees by providing eligible employees with additional compensation for their contribution to the achievement of the Company’s financial objectives. In connection with the adoption of the 2011 CIP in April 2011, the Compensation Committee set target bonuses that are structured by position or job level as a percentage of an eligible employee’s annual base salary. For all named executive officers, the 2011 CIP provides that 10% of the target bonus is discretionary to be determined at the sole and absolute discretion of the Compensation Committee; 30% of the target bonus is tied directly to achievement of our revenue objectives; and 60% of the target bonus is tied to achievement of our adjusted net income objectives. The amendment and restatement of the plan expands the definition of “Cause” relevant to termination of employment and increases the ability of the Company to initiate a clawback and recover the value of a bonus previously awarded under the 2011 CIP.

Item 8.01 Other Events.

The Company’s 2011 annual meeting of shareholders has been scheduled for October 28, 2011 (the “Annual Meeting”). The record date for the Annual Meeting has been set as the close of business on September 27, 2011. A shareholder who wishes to propose a matter for a vote by shareholders at the Annual Meeting must deliver notice to the Company on or before September 23, 2011 and otherwise comply with the requirements of Rule 14a-8 under the Exchange Act and with the Company’s amended and restated by-laws. Additional information concerning the Annual Meeting will be included in the Company’s 2011 Proxy Statement relating to such meeting to be filed with the Securities and Exchange Commission and mailed to the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTRICITY, INC. (Registrant)

September 8, 2011	By:	/s/ James R. Smith, Jr.
(Date)		James R. Smith, Jr.
Interim Chief Executive Officer